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                                                                    EXHIBIT 99.1

AXCELIS ANNOUNCES SALE OF $100 MILLION OF CONVERTIBLE SUBORDINATED NOTES

BEVERLY, Mass.-- Jan. 9, 2002--Axcelis Technologies, Inc. today announced its sale of $100 million principal amount of 4.25% Convertible Subordinated Notes due 2007, in a private offering pursuant to SEC Rule 144A. The Company has granted the initial purchasers a 30-day option to purchase an additional $25 million of Notes. These Notes are convertible into Axcelis' common stock at a conversion price of $20.00 per share, subject to adjustment in certain circumstances. The Notes will mature in five years and will not be callable for the first three years. Axcelis has agreed to file a registration statement for the resale of the Notes and the shares of common stock issuable upon conversion of the Notes. The offering is expected to close on January 15, 2002. The Company stated that it intends to use the net proceeds of the transaction for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered have not been and will not be registered under the Securities Act of 1933, or any state securities laws, and are only being offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and any common stock issued on conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

CONTACT: Company Contact: Maureen Hart, Axcelis Technologies, Inc., (978) 787-4266, maureen.hartt@axcelis.com, or Investor Contact: Mark Namaroff, Axcelis Technologies, Inc., (978) 787-4000, investor.relations@axcelis.com, or Agency
Contact: Dave Synder, The Loomis Group, Inc., (617) 638-0022, synder@loomisgroup.com